Exhibit 99.1

FOR IMMEDIATE RELEASE

McDermott Reports Second Quarter 2018 Financial and Operational Results

Strong quarterly results with GAAP net income of $47 million, $0.33 per diluted share

Guidance for the second half of 2018 underpins strategic rationale for business combination

$398 million of cash flow from operations and $814 million of available cash at close of Q2 2018

Market recovery continues with $78.5 billion revenue pipeline for end markets

Integration progressing well with $163 million of annualized cost synergies actioned

Identified increase in estimated costs on three selected projects

Company to Host Conference Call and Webcast Today at 4:00 p.m., Central Time

HOUSTON – July 31, 2018 – McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported revenue of $1.7 billion and net income of $47 million, or $0.33 per diluted share, for the second quarter of 2018. Results reflect solid execution and a tax benefit of $117 million related to an internal transfer of certain intellectual property rights, offset by $138 million of transaction costs, costs to achieve our Combination Profitability Initiative (CPI), debt extinguishment costs, and intangibles amortization.

Excluding the tax benefit and charges identified above, McDermott’s adjusted net income for the second quarter was $59 million, as detailed in an accompanying table. Adjusted diluted earnings per share were $0.29, which includes the amortization related to acquired intangible assets.

Financial Highlights Table

	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
	(In millions, except per share amounts)
Revenues	$1,735	$789	$2,343	$1,308
Operating Income	49	85	113	137
Operating Margin	2.8%	10.8%	4.8%	10.5%
Net Income	47	36	82	58
Diluted EPS[1]	0.33	0.38	0.68	0.62
Total Intangibles Amortization[2]	22	—	22	—

Adjusted Operating Income[3]	172	85	250	137
Adjusted Operating Margin[3]	9.9%	10.8%	10.7%	10.5%
Adjusted Net Income[3,4]	59	36	108	58
Adjusted Diluted EPS[1,3,4]	0.29	0.38	0.76	0.62
Adjusted EBITDA[3]	208	109	311	181

Cash Provided by Operating Activities	398	42	435	91
Capital Expenditures	24	18	43	81
Free Cash Flow[3]	374	24	392	10
Working Capital[5]	(1,444)	160	(1,444)	160

Note: Results for the second quarter include McDermott for the full period and CB&I for the period of May 11 to June 30, 2018. 2017 figures are as originally reported by McDermott and do not reflect a historical presentation of combined results.

[1]	Diluted EPS and Adjusted Diluted EPS were calculated using weighted average diluted shares of 94 million and 144 million for the three months ended June 30, 2017 and 2018, respectively, and weighted average diluted shares of 94 million and 120 million for the six months ended June 30, 2017 and 2018, respectively.
[2]	Total Intangibles Amortization includes the sum of project-related intangibles amortization and other intangibles amortization, both of which are associated with the intangible assets and liabilities acquired in our combination with CB&I.
[3]	Adjusted Operating Income, Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted Net Income Per Share (“Adjusted EPS”) and Adjusted EBITDA reflect adjustments to Operating Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”) to add back approximately $37 million of transaction costs, $63 million of costs to achieve CPI, and $22 million of intangible amortization. Additionally, adjustments to Net Income computed in accordance with U.S. GAAP include $14 million of debt extinguishment costs and a $117 million tax benefit from the internal transfer of certain intellectual property rights. Free Cash Flow is equal to Cash Provided by Operating Activities less Capital Expenditures

The reconciliations of Adjusted Operating Income, Adjusted Operating Margin, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and Free Cash Flow to the respective most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

[4]	The calculations of Adjusted Net Income and Adjusted EPS reflect the tax effects of Non-GAAP adjustments during the period. In jurisdictions in which we currently do not pay taxes, no tax impact is applied to Non-GAAP adjusting items.
[5]	Working capital is defined as current assets, less cash and cash equivalents, restricted cash, and project-related intangibles, minus current liabilities, less current maturities of long-term debt and project related intangible liabilities.

“McDermott’s operating performance in the second quarter of 2018 is the first step in our progress toward meeting the Company’s extraordinary potential,” said David Dickson, President and Chief Executive Officer of McDermott. We believe McDermott is on track to be a market leader in key upstream and downstream markets. We have made enormous progress in integrating the two organizations and our focus is now on positioning and capitalizing on our combined strengths to create long-term value for our investors, customers and employees.”

“I am pleased to report there were many highlights in the second quarter including solid execution across our portfolio, healthy cash flow from operations of $398 million, a strong available cash position of $814 million, as well as a robust revenue opportunity pipeline of $78.5 billion supported by continued recovery in the markets that we serve. Additionally, our integration is progressing well. Our efforts in this regard are being actively supported by employees, partners and customers, and as of the end of the second quarter of 2018, we have actioned approximately $163 million of our stated $350 million annual run rate synergy target, which we are now referring to as the Combination Profitability Initiative, or CPI.”

Update on Estimated Costs on Selected Projects

In accounting for the acquisition of CB&I on May 10, 2018, McDermott recorded the fair value of the CB&I balance sheet, including identified intangible assets and updated cost estimates on the acquired backlog. The vast majority of the acquired portfolio did not require material changes to cost estimates. However, McDermott did record changes in estimated costs on three projects, including $165 million on the Cameron LNG project, $23 million on the Calpine project and $33 million on the now-completed IPL gas power project. These changes in cost estimates did not have a direct impact on the Company’s net income for the second quarter.

“We are clearly disappointed with the increased cost estimates for three of the legacy CB&I projects,” said Dickson. “The increases are within the bounds of the scenarios we contemplated during our due diligence, and we believe that by applying our disciplined One McDermott Way to these projects, we can bring them to successful completion. We have already made significant changes to personnel, reporting structures, stakeholder relationships and execution plans on Cameron, for example, since the combination closed, and there are encouraging signs that these changes have made a difference. More importantly, we have moved forward to further strengthen our relationships with stakeholders. Going forward, we plan to continue to aggressively apply our McDermott approach to ensure appropriate risk evaluation and mitigation across the combined Company’s portfolio – from bidding to execution.”

Solid Outlook

“Our healthy revenue opportunity pipeline reflects our competitive differentiation and the breadth of our offering. It is supported by improving outlooks in the offshore, LNG and petrochemical markets where we continue to position ourselves for long-term growth as evidenced by today’s announcement of the planned upgrade to the Amazon vessel, enabling us to execute ultra-deepwater projects. We remain confident in the fundamental soundness of the acquired backlog. Our project portfolio as a whole is being executed efficiently and progressing well, specifically through implementation of the One McDermott Way, which has been a proven contributor to our success in recent years. Today we also announced our initial guidance as a combined Company for the second half of 2018, which we believe demonstrates the strategic rationale of the combination,” said Dickson.

Second Quarter 2018 Operating Results

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Six Months Ended
	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
	(In millions, except share and per share amounts)
GAAP Net Income Attributable to MDR	$47	$36	$82	$58

Less: Adjustments
Transaction costs[1]	37	—	40	—
Costs to achieve CPI[2]	63	—	75	—
Intangible amortization[3]	22	—	22	—
Debt extinguishment costs[4]	14	—	14	—
Tax benefit on intercompany transfer of IP5	(117)	—	(117)	—

Total Non-GAAP Adjustments	21	—	34	—
Tax Effect of Non-GAAP Changes[6]	(8)	—	(8)	—

Total Non-GAAP Adjustments (After Tax)	12	—	26	—

Non-GAAP Adjusted Net Income Attributable to McDermott	$59	$36	$108	$58

GAAP Operating Income	$49	$85	$113	$137
Non-GAAP Adjustments[7]	123	—	137	—

Non-GAAP Adjusted Operating Income	$172	$85	$250	$137

Non-GAAP Adjusted Operating Margin	9.9%	10.8%	10.7%	10.5%

GAAP Diluted EPS	$0.33	$0.38	$0.68	$0.62
Non-GAAP Adjustments[8]	(0.04)	—	0.08	—

Non-GAAP Diluted EPS	$0.29	$0.38	$0.76	$0.62

Shares used in computation of income per share:
Basic	144	94	120	87
Diluted	144	94	120	94

Net Income Attributable to MDR	$47	$36	$82	$58
Depreciation & Amortization	57	28	80	50
Interest Expense, Net	72	22	83	39
Provision for Income Taxes	(84)	23	(63)	34

EBITDA[9]	92	109	182	181
Non-GAAP Adjustments	115	—	129	—

Adjusted EBITDA[9]	$208	$109	$311	$181

Cash flows from operating activities	$398	$42	$435	$91
Capital expenditures	24	18	43	81

Free cash flow	$374	$24	$392	$10

GAAP Revenue	$1,735	$789	$2,343	$1,308

Note: All amounts have been rounded to the nearest million, except per share amounts. Totals may not foot as a result of rounding.

[1]	We recognized $37 million and $3 million of transaction costs associated with our combination with CB&I during the second and first quarters of 2018, respectively.
[2]

Costs to achieve our Combination Profitability Initiatives (CPI) include integration and restructuring costs. We incurred $63 million and $11 million of costs from CPI in the second and first quarters of 2018, respectively.

[3]

Intangible amortization includes the amortization of all acquired intangibles from the combination with CB&I, including project-related intangibles and other intangible assets (including process technologies, trade names, trade markets, and customer relationships).

[4]	As part of the financing of the combination with CB&I and establishment of our new capital structure during Q2 2018, we recognized expense associated with the prepayment of our prior credit facility and senior notes of $14 million, which included a make-whole premium and the accelerated write-off of debt issuance costs.
[5]	During Q2 2018, we benefited from the tax benefit of $117 million resulting from the internal transfer of certain intellectual property (IP) rights.
[6]	The adjustments to GAAP Net Income have been income tax effected when included in net income based upon the respective tax jurisdiction the adjustments were incurred in.
[7]	Includes the Non-GAAP adjustments described in footnotes 1, 2 and 3 above. Adjustments to operating income exclude the debt extinguishment costs and tax benefit on the intercompany transfer of IP, as these items are not included in the computation of operating income.
[8]	Adjusted diluted EPS includes the intangible amortization, net of tax, described in footnote 3 above.
[9]	We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We define Adjusted EBITDA as EBITDA less the transaction costs, costs to achieve CPI, and debt extinguishment costs detailed in the immediately preceding pages. We have included EBITDA and Adjusted EBITDA disclosures in this supplemental deck because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because Adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business. Our management also uses EBITDA and Adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and Adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

McDermott’s net income of $47 million for the second quarter of 2018 was attributable to solid execution across the portfolio and a tax benefit of $117 million related to an internal transfer of certain intellectual property rights, partially offset by transaction-related expenses, costs to achieve CPI, intangibles amortization and debt extinguishment costs, as outlined in an accompanying table.

McDermott’s revenues of $1.7 billion were driven by the Cameron and Freeport LNG projects, LACC — an ethylene production facility owned by a joint venture of Axiall Corporation and Lotte Chemical Corporation — and the offshore projects Saudi Aramco Safaniya 5 and Woodside Greater Western Flank II.

McDermott’s operating income and operating income margin for the second quarter of 2018 were $49 million and 2.8%, reflecting the net impact of transaction-related items. Adjusted operating income for the second quarter of 2018 was $172 million, primarily driven by offshore and downstream projects. The adjusted operating income margin was 9.9%, aided by strong margin performance in the APAC, MENA and Technology segments.

Cash and Liquidity

McDermott generated $398 million in cash from operating activities during the second quarter, compared to $42 million in the second quarter of 2017, with the increase primarily attributable to the combination with CB&I. Total cash availability was $1.7 billion at the end of the period, composed of $814 million of unrestricted cash and $879 million available under the revolver. Additionally, McDermott had $676 million of availability under its letter of credit facility and bilateral lines. The Company is not subject to a financial covenant compliance test until the third quarter of 2018.

Integration and Combination Profitability Initiative

Integration is progressing well and is focused on four elements: culture, work process, IT systems and CPI. A Cultural Integration Team (CIT) composed of employees representing all parts of the organization was formed and is leading the effort toward a common and collaborative culture. In relation to work processes, standards are being defined throughout the organization to follow the One McDermott Way principle, and the organization is rapidly executing a global analysis to provide a blueprint for IT systems alignment.

The Combination Profitability Initiative, previously referred to as synergies, is progressing well. McDermott previously announced identified CPI savings of $350 million. McDermott’s operating results for the period ended June 30, 2018, include $16 million of such savings. As of period end, McDermott had actioned $163 million of annualized run rate savings. Of the $210 million of estimated costs to achieve CPI savings, $63 million was recognized in the quarter.

Update on Selected Projects

The status of selected projects is summarized below in accordance with U.S. GAAP. For reference, the percentage of completion figures below are cumulative and include progress achieved prior to the combination. Project status as of the end of the second quarter of 2018 is summarized below.

•	Cameron LNG Project — At the end of the second quarter of 2018, the project was approximately 88% complete, with substantive progress made during the quarter. As of the end of the second quarter, piping was over 65% complete and electrical was over 50% complete. All process and utility powerhouses were energized and pipe testing is substantially complete for Phase 1. Substantial completion of Phase 1 pre-commissioning related activities is expected during the third quarter, which will position the facility to bring in fuel gas and commence start up activities in the fourth quarter. Prior to the combination, the decision was made to increase the workforce on the project. This resulted in declining productivity and increased costs, and we have therefore implemented a reduction in workforce to improve productivity and maintain schedule. The Company is currently targeting completion dates of Q1 2019 for Phase 1, Q3 2019 for Train 2 and very early Q1 2020 for Train 3 in accordance with customer requirements. Considering that the successful execution of each train is a three-step process involving mechanical completion, commissioning and commencement of operations, McDermott believes that all three trains will be producing gas by the end of 2019. Additionally, as part of the Company’s One McDermott Way, we are working to strengthen our stakeholder relationships on Cameron LNG and all of the acquired projects.

•	Freeport LNG Project — At the end of the second quarter of 2018, the project was approximately 83% complete. Significant progress has been made on the project operationally. All critical process and utility powerhouses have been energized and pipe testing is progressing rapidly on Train 1, with strong progress achieved on construction activities. Pre-commissioning related activities are anticipated to begin during the third quarter with plans to begin full commissioning activities in the fourth quarter of 2018. McDermott expects Train 1 to be complete in Q3 2019, Train 2 completion in Q1 2020 and Train 3 completion in Q2 2020. A claim to recover associated costs due to Hurricane Harvey has been filed with the customer and substantially all costs related to Hurricane Harvey are expected to be recovered under the contractual provisions, including force majeure.

•	Calpine Gas Turbine Power Project — At the end of the second quarter of 2018, the project was approximately 89% complete. Construction work progressed during the second quarter and commissioning activities commenced. First fire is anticipated later in 2018. As of the end of the second quarter of 2018, the Company had targeted substantial completion by the end of the year.

•	IPL Gas Turbine Power Project – The project has been completed and is now in the warranty period.

Revenue Pipeline

McDermott’s revenue opportunity pipeline consists of Backlog, Bids & Change Orders Outstanding and Target Projects, which are those projects McDermott expects to be awarded in the market in the next five quarters. McDermott defines Backlog as Remaining Performance Obligations (RPOs) as defined by GAAP.

Revenue Pipeline 5 Quarter Look-Back

	As of
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
	(In billions)
Backlog	$10.2	$3.4	$3.9	$2.4	$3.3
Bids & Change Orders Outstanding[1]	19.0	7.5	4.4	5.4	1.4
Targets[2]	49.3	14.1	16.2	12.6	15.4

Total	78.5	25.0	24.5	20.4	20.1

Revenue Pipeline by Segment

	As of Jun 30, 2018
	NCSA	EARC	MENA	APAC	TECH	Total
	(In billions)
Backlog	$5.2	$1.3	$2.6	$0.6	$0.5	$10.2
Bids & Change Orders Outstanding[1]	9.2	4.8	1.6	3.0	0.5	19.0
Targets[2]	26.5	3.1	14.8	3.5	1.3	49.3

Total	40.9	9.1	19.0	7.2	2.3	78.5

Note: All amounts have been rounded to the nearest tenth of a billion. Totals may not foot as a result of rounding.

[1]

There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.

[2]

Target projects are those that McDermott has identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott.

At the end of the second quarter of 2018, McDermott’s revenue opportunity pipeline was $78.5 billion, primarily driven by NCSA and MENA. The revenue pipeline is comprised of backlog of $10.2 billion, bids and change orders outstanding of $19.0 billion and target projects of $49.3 billion.

Reporting Segment Update

Effective with the period ending June 30, 2018, McDermott’s segment reporting is presented as North, Central and South America (NCSA); Europe, Africa, Russia and Caspian (EARC); Middle East and North Africa (MENA); Asia Pacific (APAC); and Technology (TECH). The Company also reports results for Corporate. Segment and Corporate results are shown below.

Segment Financial Highlights

	Three Months Ended Jun 30, 2018
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
New Orders	$462	$(4)	$69	$245	$71	$—	$842
Backlog[1]	5,182	1,250	2,630	637	487	—	10,186
Revenue	995	58	469	108	105	—	1,735
Operating Income	49	(8)	97	43	25	(157)	49
Operating Margin	4.9%	-13.8%	20.7%	39.8%	23.8%	—	2.8%
Intangibles Amortization	7	2	—	—	13	—	22
Adjusted Operating Income[2]	56	(6)	97	43	38	(56)	172
Adjusted Operating Margin[2]	5.6%	-9.8%	20.7%	39.8%	36.4%	—	9.9%
Capex	—	—	4	2	—	18	24

Product Offering Financial Highlights

	Three Months Ended Jun 30, 2018
	Offshore & Subsea	LNG	Downstream	Power	Total
	(In millions)
New Orders	$356	$18	$458	$10	$842
Backlog	3,086	1,513	4,191	1,396	10,186
Revenue	653	382	496	204	1,735

Note: All amounts have been rounded to the nearest million. Totals may not foot as a result of rounding.

[1]	Our backlog is equal to our remaining performance obligations (RPOs) as defined by U.S. GAAP.
[2]

Adjusted Operating Income and Margin, by segment, are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Segment Non-GAAP Financial Measures to GAAP Financial Measures.”

North, Central and South America (NCSA)

Revenues of $995 million in NCSA were primarily driven by LNG projects including our share of the Cameron LNG and Freeport LNG projects. Additional contributors were downstream projects Total Ethane Cracker, LACC and Shintech, an integrated ethylene/polyvinyl chloride (PVC) manufacturing facility in Louisiana, as well as the offshore project Abkatun A-2 and the Entergy power projects. Operating income was $49 million, with a margin of 4.9% during the quarter.

Key operational achievements in the quarter included successful completion of the first offshore campaign on Abkatun A-2, mechanical completion and onshore commissioning on Angelin, completion of key intermediate mechanical milestones on LACC (and the related monoethylene glycol facility), all process and utility powerhouses energized and substantial completion of pipe testing on Cameron LNG and energization of all critical process and utility powerhouses and pipe testing on Train 1 of Freeport LNG.

Europe, Africa, Russia and Caspian (EARC)

Revenues of $58 million in EARC were primarily driven by the offshore Maersk Tyra project and two downstream projects in Russia. Operating loss of $8 million and margin of (13.8%) were due in part to the impact of fixed costs in the segment and partially offset by the Maersk Tyra project.

The Maersk Tyra project continues to progress on schedule with preparations underway for the commencement of fabrication. The Amazon vessel was utilized to perform a safe and successful saturation dive campaign on the Sapref project off the coast of Durban, South Africa. FEED work for the Total Tilenga project in Uganda was successfully completed on schedule and the value engineering work continued following the FEED for an Anadarko LNG project in Mozambique.

Middle East and North Africa (MENA)

Revenues of $469 million in MENA were primarily driven by the Saudi Aramco offshore projects Safaniya Phase 5, Header 9, 13 Jackets and the Total pipeline replacement project. Operating income was $97 million and margin of 20.7%.

During the second quarter, work on Saudi Aramco Safaniya Phase 5 progressed with six of the ten platforms now installed and pipeline installation and hook-up complete on two of the ten. Fabrication on Saudi Aramco Safaniya Phase 6 progressed on schedule, with preparations underway for the offshore dredging scope. Mechanical completion was achieved on all Saudi Aramco LTA II Lump Sum offshore facilities and engineering and procurement on Bul Hanine is progressing as planned. A FEED for the Qatar Gas NFPS project was also successfully completed during the quarter.

Asia Pacific (APAC)

Revenues of $108 million in APAC were driven by the offshore project Woodside Greater Western Flank II. Operating income of $43 million and margin of 39.8% were primarily attributable to project closeouts on Inpex Ichthys and Woodside Greater Western Flank II.

Pipelay and Subsea installation work was completed on the Woodside Greater Western Flank II project during the quarter utilizing the DLV 2000 and the LV 108. The DLV 2000 successfully installed corrosion resistant alloy (CRA) pipeline using double joints fabricated at McDermott’s Batam facility; optimizing lay speed and minimizing critical path repair rates. Closeout activities on Inpex Ichthys were performed utilizing the LV 108 and the remaining work is expected to be complete in early 2019. The Reliance KG-D6 project remains on track with the first offshore campaign scheduled to commence in late 2018. Also during the quarter, APAC secured an award for phase two of POSCO DAEWOO Corporation’s Myanmar Shwe gas field development in collaboration with Baker Hughes, a GE company.

Technology (TECH)

Revenue of $105 million and operating income and margin of $25 million and 23.8%, respectively, in the Technology segment for the second quarter of 2018 were driven by balanced activity across the portfolio of refining and petrochemical licensing and heat transfer equipment, aided by several large catalyst shipments.

Corporate

Corporate includes certain corporate and other non-operating activities, including the expense of certain unallocated operating costs. Corporate expense in the second quarter of 2018 was mainly attributable to selling, general and administrative expenses of $34 million, unallocated direct operating expenses of $20 million, transaction-related costs of $37 million and costs to achieve CPI of $63 million. Unallocated direct operating expenses were primarily driven by lower than standard utilization of certain marine assets.

Second Half 2018 Guidance

McDermott is introducing guidance for the combined Company for the second half of 2018, which we believe reaffirms the strategic rationale of the combination.

Second Half 2018 Guidance

Second Half 2018 Guidance
(In millions, except per share amounts or as indicated)
Revenues		$4.8B - 5.1B
Operating Income		$235 - 265
Operating Margin		4.9% - 5.2%
Net Interest Expense[1]	~$	170
Income Tax Expense	~$	20
Net Income		$60 - 70
Diluted Net Income, Per Share		$0.33 - 0.39
Diluted Share Count		~180
EBITDA[2]		$350 - 390

Adjustments
Costs to Achieve CPI[3]	~$	85
Intangibles Amortization[4]	~$	85

Adjusted Earnings Metrics
Adjusted Operating Income[2]		$405 - 435
Adjusted Operating Margin[2]		8.0% - 8.5%
Adjusted Net Income[2]		$200 - 210
Adjusted Diluted Net Income, Per Share[2]		$0.74 - 0.80
Adjusted EBITDA[2]		$435 - 475

Cash Flow & Other Metrics
Cash from Operating Activities		$(350) - (370)
Capex	~$	80
Free Cash Flow[2]		$(430) - (450)
Cash Interest / DIC Amortization Interest	~$	150 / ~$20
Cash Taxes	~$	85
Corporate and Other Operating Income[5]		$(200) - (225)
Cash, Restricted Cash and Cash Equivalents		$550 - 600
Gross Debt[6]	~$	3.6B
Net Working Capital	~$	(900)

[1]	Net Interest Expense is gross interest expense less capitalized interest and interest income.
[2]

The calculations of EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted Net Income Per Share, Adjusted EBITDA and Free Cash Flow, which are Non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to Forecast GAAP Financial Measures.”

[3]	Costs to achieve CPI include restructuring and integration costs. The forecasted tax impact of these costs is approximately $12 million.
[4]	Intangibles amortization represents the amortization of project-related and other intangibles. The forecasted tax impact of the amortization is approximately $18 million.
[5]

Corporate and Other represents the operating income (loss) from corporate and non-operating activities, including corporate expenses, certain centrally managed initiatives, impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reporting segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

[6]	Ending Gross Debt excludes debt issuance costs and capital lease obligations.

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter 2018 results at 4:00 p.m., U.S. Central Time, today. Interested parties may listen over the Internet through a link posted in the Investor Relations section of McDermott’s website www.mcdermott.com. A replay of the webcast will be available on the Company’s website for seven days after the call. In addition, a presentation will be available on the Investor Relations section of McDermott’s website that contains supplemental information on McDermott’s financial results, operations and Second Half 2018 Guidance.

About the Company

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions—from the wellhead to the storage tank—to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally-integrated resources include approximately 40,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Non-GAAP Measures

This communication includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

Non-GAAP measures include adjusted diluted net income per share, adjusted net income, adjusted operating income, adjusted operating income margin and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that adjusted diluted net income per share, adjusted net income, adjusted operating income, adjusted operating income margin and adjusted EBITDA are useful measures for investors to review, because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses each of these measures as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

The forecast non-GAAP measures we have presented in this communication include forecast free cash flow and EBITDA. We believe these forward-looking financial measures are within reasonable measure. We define “free cash flow” as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We have included EBITDA disclosures in this communication because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow and EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow and EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this communication.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott. These forward-looking statements include, among other things, statements about second half 2018 guidance, project milestones and percentage of completion and expected timetables, cost recoveries on projects, expected results from the application of the One McDermott Way to legacy CB&I projects, increased opportunities in the market, backlog, bids and change orders outstanding, target projects and revenue opportunity pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected impacts of CPI and progress toward achieving anticipated CPI targets, the Company’s potential and our beliefs with respect to the combination with CB&I. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the possibility that the expected CPI savings from the recently completed combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; disruption from the combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention to integration matters; adverse changes in the markets in which McDermott operates or credit markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2017 and subsequent quarterly reports on Form 10-Q. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contact:

Investors & Financial Media

Scott Lamb

Vice President, Investor Relations

832.513.1068

scott.lamb@mcdermott.com

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Revenues	$1,735	$789	$2,343	$1,308

Costs and Expenses:
Cost of operations	1,486	650	1,962	1,079
Project related intangibles amortization	12	—	12	—

Total cost of operations	1,498	650	1,974	1,079
Research and development expenses	5	1	5	1
Selling, general and administrative expenses	75	50	124	87
Other intangibles amortization	10	—	10	—
Transaction costs	37	—	40	—
Restructuring and integration costs	63	—	75	—
Other operating expenses (income), net	1	—	1	(2)

Total expenses	1,689	701	2,229	1,165

Income (loss) from investments in unconsolidated affiliates	3	(3)	(1)	(6)

Operating income	49	85	113	137

Other expense:
Interest expense, net	(72)	(22)	(83)	(39)
Other non-operating expense, net	(16)	(3)	(14)	(2)

Total other expense, net	(88)	(25)	(97)	(41)

(Loss) income before provision for income taxes	(39)	60	16	96
Income tax (benefit) expense	(84)	23	(63)	34

Non-operating loss from investments in unconsolidated affiliates	—	(1)	—	(2)

Net income	45	36	79	60

Less: Net (loss) income attributable to noncontrolling interests	(2)	—	(3)	2

Net income attributable to McDermott	$47	$36	$82	$58

Net income per share attributable to McDermott
Basic	$0.33	$0.38	$0.68	$0.67
Diluted	$0.33	$0.38	$0.68	$0.62

Shares used in the computation of net income per share:
Basic	144	94	120	87
Diluted	144	94	120	94

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2018	2017	2018	2017
	(In thousands, except share and per share amounts)
Net income attributable to McDermott International, Inc.	$47	$36	$82	$58

Weighted average common shares (basic)	144	94	120	87
Effect of dilutive securities:
Tangible equity units	—	—	—	6
Stock options, restricted stock and restricted stock units	—	—	—	1

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	144	94	120	94

Net income attributable to McDermott International, Inc.
Basic:	$0.33	$0.38	$0.68	$0.67
Diluted:	$0.33	$0.38	$0.68	$0.62

SUPPLEMENTARY DATA

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2018	2017	2018	2017
	(In millions)
Depreciation & amortization	$57	$28	$80	$50
Capital expenditures	24	18	43	81
Backlog	10,186	3,298	10,186	3,298

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(In millions, except per share amounts)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents ($140 and $0 related to variable interest entities (“VIEs”))	$814	$390
Restricted cash and cash equivalents	324	18
Accounts receivable–trade, net ($29 and $0 related to VIEs)	968	328
Accounts receivable–other ($52 and $0 related to VIEs)	130	42
Contracts in progress ($213 and $0 related to VIEs)	918	621
Project related intangible assets, net	129	—
Inventory	48	—
Other current assets ($22 and $0 related to VIEs)	190	36

Total current assets	3,521	1,435

Property, plant and equipment, net	2,090	1,666
Accounts receivable–long-term retainages	61	39
Investments in unconsolidated affiliates	423	8
Goodwill	3,926	—
Other intangibles, net	1,039	—
Deferred income taxes	178	18
Other non-current assets	190	57

Total assets	$11,428	$3,223

Liabilities and Equity
Current liabilities:
Current maturities of long-term debt	$42	$24
Accounts payable ($354 and $0 related to VIEs)	906	279
Advance billings on contracts ($66 and $0 related to VIEs)	1,227	32
Project related intangible liabilities, net	29	—
Accrued liabilities ($94 and $0 related to VIEs)	1,442	337
Income taxes payable	123	35

Total current liabilities	3,769	707
Long-term debt	3,418	513
Non-current other taxes	96	63
Other non-current liabilities	579	151

Total liabilities	7,862	1,434

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 255 shares;
issued 183 and 98 shares, respectively	183	98
Capital in excess of par value	3,480	1,858
Retained earnings/ (accumulated deficit)	54	(48)
Accumulated other comprehensive loss	(75)	(51)
Treasury stock, at cost: 3 and 3 shares, respectively	(96)	(96)

Total McDermott Stockholders’ Equity	3,546	1,761
Noncontrolling interest	20	28

Total stockholders’ equity	3,566	1,789

Total liabilities and stockholders’ equity	$11,428	$3,223

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
	(In millions)
Cash flows from operating activities:
Net income	$79	$60
Non-cash items included in net income:
Depreciation and intangible amortization	80	50
Debt issuance cost amortization	17	10
Stock-based compensation charges	28	12
Deferred taxes	(100)	4
Other non-cash items	—	(2)
Changes in operating assets and liabilities, net of effects of businesses acquired:		—
Accounts receivable	278	37
Contracts in progress, net of Advance billings on contracts	(141)	(411)
Inventory	14	—
Accounts payable	129	260
Other current and non-current assets	(2)	(13)
Investments in unconsolidated affiliates	1	8
Other current and non-current liabilities	52	76

Total cash provided by operating activities	435	91

Cash flows from investing activities:
CB&I combination consideration, net of cash of $498 acquired	(2,374)	—
Purchases of property, plant and equipment	(43)	(81)
Advances with third party participants of proportionately consolidated consortiums, net	(45)	—
Proceeds from asset dispositions	2	55
Investments in unconsolidated affiliates	(3)	(1)
Other	2	—

Total cash used in investing activities	(2,461)	(27)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,560	—
Repayment of debt	(515)	(230)
Advances with joint ventures, proportionately consolidated consortiums and third party participants	(42)	—
Debt and letter of credit issuance costs	(208)	(19)
Debt extinguishment costs	(10)	—
Acquisition of NCI	—	(11)
Repurchase of common stock	(14)	(7)

Total cash provided by (used in) financing activities	2,771	(267)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(15)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	730	(203)
Cash, cash equivalents and restricted cash at beginning of period	408	612

Cash, cash equivalents and restricted cash at end of period	$1,138	$409

McDERMOTT INTERNATIONAL, INC.

2017 SEGMENT REVENUE AND OPERATING INCOME RECAST

(Unaudited)

	Three Months Ended
	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
	(In thousands)
Revenues
NCSA	$116	$61	$42	$28
EARC	1	—	2	16
MENA	516	736	557	310
APAC	85	161	188	165
Technology	—	—	—	—

Total revenues	718	959	789	519

Operating income
NCSA	$5	$(4)	$(7)	$2
EARC	(5)	(5)	(5)	2
MENA	105	164	118	64
APAC	19	21	30	22
Technology	—	—	—	—

Total segment operating income	123	177	136	91
Corporate	(77)	(53)	(52)	(38)

Total operating income	46	124	85	53

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Jun 30, 2018
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
Revenues	$995	$58	$469	$108	$105	$—	$1,735
GAAP Operating Income (Loss)	49	(8)	97	43	25	(157)	49
GAAP Operating Margin	4.9%	-13.8%	20.7%	39.8%	23.8%	—	2.8%
Adjustments
Transaction Costs[1]	—	—	—	—	—	37	37
Costs to Achieve CPI[2]	—	—	—	—	—	63	63
Intangibles Amortization[3]	7	2	(0)	0	13	—	22

Total Non-GAAP Adjustments	7	2	(0)	0	13	101	123

Non-GAAP Operating Income (Loss)	$56	$(6)	$97	$43	$38	$(56)	$172

Non-GAAP Adjusted Operating Margin	5.6%	-9.8%	20.7%	39.8%	36.4%	—	9.9%

[1]	We recognized $37 million of transaction costs associated with our combination with CB&I during the second quarter of 2018.
[2]	Costs to achieve our Combination Profitability Initiatives (CPI) include integration and restructuring costs. We incurred $63 million of costs from CPI in the second quarter of 2018.
[3]

Intangibles amortization includes the amortization of all acquired intangibles from the combination with CB&I, including project-related intangibles and other intangible assets (process technologies, trade names, trade markets, and customer relationships).

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Full Year 2018 Guidance
(In millions)
Revenues	$4.8B - 5.1B

Operating Income	$235 - 265
Operating Margin	4.9% - 5.2%
Costs to Achieve CPI	~85
Intangibles Amortization	~85
Total Adjustments	~170

Adjusted Operating Income	$405 - 435

Adjusted Operating Margin	8.0% - 8.5%

Net Income	$60 - 70
Total Adjustments	~170
Tax Impact of Adjustments	~(30)

Adjusted Net Income	$200 - 210

Less: Intangibles Amortization	~(85)
Plus: Tax Impact	~18

Subtotal	$133 - 143

Diluted Share Count	~180

Adjusted EPS	$0.74 - 0.80

Cash Flows from Operating Activities	$(350) - (370)
Capital Expenditures	~80

Free Cash Flow	$(430) - (450)

GAAP Net Income (Loss) Attributable to McDermott	$60 - 70
Add:
Depreciation and amortization	100 - 130
Interest expense, net	~170
Provision for taxes	~20

EBITDA	$350 - 390

Costs to Achieve CPI	~85

Adjusted EBITDA	$435 - 475